Exhibit 10.71

SUMMARY OF ANNUAL CASH INCENTIVE BONUS AWARDS,

LONG-TERM PERFORMANCE AWARDS, STOCK OPTIONS AND RESTRICTED COMMON

SHARES GRANTED IN FISCAL 2015 FOR NAMED EXECUTIVE OFFICERS

Annual Cash Incentive Bonus Awards Granted In Fiscal 2015

The following table sets forth the annual cash incentive bonus awards granted to the following named executive officers (“NEOs”) of Worthington Industries, Inc. (the “Company”) under the Worthington Industries, Inc. Annual Incentive Plan for Executives for the twelve-month performance period ending May 31, 2015:

Name	Annual Cash Incentive Bonus Awards for Twelve -Month Performance Period Ending May 31, 2015 (1)
	Threshold ($)	Target ($)	Maximum ($)
John P. McConnell	442,900	885,800	1,771,600
Mark A. Russell	318,270	636,540	1,273,080
B. Andrew Rose	251,835	503,670	1,007,340
Geoffrey G. Gilmore	198,750	397,500	795,000
Andrew J. Billman	180,250	360,500	721,000

(1)

Payouts which can be earned under these annual cash incentive bonus awards are generally tied to achieving specified levels (threshold, target and maximum) of corporate economic valued added (“EVA”) and earnings per share (“EPS”) for the twelve-month performance period with each performance measure carrying a 50% weighting. For Mr. Gilmore, a Steel Processing business unit executive, the corporate EPS measure carries a 20% weighting, the Steel Processing business unit operating income (“EOI”) carries a 30% weighting, and the Steel Processing business unit EVA carries a 50% weighting. For Mr. Billman, a Pressure Cylinders business unit executive, the corporate EPS carries a 20% weighting, the Pressure Cylinders business unit EOI carries a 30% weighting, and the Pressure Cylinders business unit EVA carries a 50% weighting. For all calculations, restructuring charges and non-recurring items are generally excluded and EPS and Steel Processing business unit EOI results are adjusted to eliminate the impact of FIFO gains and losses. If the performance level falls between threshold and target or between target and maximum, the award is prorated. If threshold levels are not reached for any performance measure, no annual cash incentive bonus will be paid. Annual cash incentive bonus award payouts will be made within a reasonable time following the end of the performance period. In the event of a change in control of the Company (followed by actual or constructive termination of an NEO’s employment during the performance period), the annual cash incentive bonus award would be considered to be earned at target, payable in full, and immediately settled or distributed.

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2015

The following table sets forth the long-term performance awards (consisting of cash performance awards and performance share awards) for the three-fiscal-year period ending May 31, 2017 and the option and restricted common share awards granted to the NEOs in the fiscal year ending May 31, 2015 (“Fiscal 2015”).

Long-Term Performance Awards, Option Awards and Restricted Common Share Awards Granted in Fiscal 2015

Name	Cash Performance Awards for Three- Fiscal-Year Period Ending May 31, 2017 (1)			Performance Share Awards for Three-Fiscal- Year Period Ending May 31, 2017 (1)			Option Awards: Number of Common Shares Underlying Options (2)	Exercise or Base Price of Option Awards ($/Sh) (2)	Restricted Common Share Awards
	Threshold ($)	Target ($)	Maximum ($)	Threshold (# of Common Shares)	Target (# of Common Shares)	Maximum (# of Common Shares)
John P. McConnell	500,000	1,000,000	2,000,000	8,500	17,000	34,000	17,000	43.04	22,000	(3)
Mark A. Russell	300,000	600,000	1,200,000	3,500	7,000	14,000	9,000	43.04	11,000	(3)
B. Andrew Rose	300,000	600,000	1,200,000	3,500	7,000	14,000	9,000	43.04	11,000	(3)
									6,500	(3)
Geoffrey G. Gilmore	150,000	300,000	600,000	1,500	3,000	6,000	6,000	43.04	25,000	(4)
									5,500	(3)
Andrew J. Billman	150,000	300,000	600,000	1,500	3,000	6,000	6,000	43.04	25,000	(4)

(1)

These columns show the potential payouts under the cash performance awards and the performance share awards granted to the NEOs under the Worthington Industries Inc. Amended and Restated 1997 Long-Term Incentive Plan (the “1997 LTIP”) for the three-fiscal-year performance period from June 1, 2014 to May 31, 2017. Payouts of cash performance awards and performance share awards for corporate executives are tied to achieving specified levels (threshold, target and maximum) of cumulative corporate EVA for the three-fiscal-year performance period and EPS growth over that performance period, with each performance measure carrying a 50% weighting. For Mr. Gilmore, a Steel Processing business unit executive, and for Mr. Billman, a Pressure Cylinders business unit executive, the cumulative corporate EVA and EPS growth measures together carry a 50% weighting, and the applicable business unit EOI targets are weighted 50%. In all calculations, restructuring charges and non-recurring items are generally excluded, and EPS and business unit EOI results are adjusted to eliminate the impact of FIFO gains or losses. No awards are paid or distributed if none of the three-fiscal-year threshold financial measures are met. If the performance levels fall between threshold and target or between target and maximum, the award is prorated.

(2)

Effective June 30, 2014, under the 2010 Stock Option Plan, the NEOs were granted non-qualified stock options with respect to the number of common shares shown, with an exercise price equal to $43.04, the fair market value of the underlying common shares on the date of grant. The options become exercisable over three years in increments of 33% per year on each anniversary of their grant date.

(3)

These annual time-vested restricted common share awards were granted effective June 30, 2014 under the 1997 LTIP. The restricted common shares will be held in escrow by the Company and may not be sold, gifted, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. Subject to continued employment of the NEOs, the restrictions on the time-vested restricted common shares will lapse and the restricted common shares will become fully vested on the third anniversary of the date of grant, subject to the terms of each restricted common share award. Each NEO may exercise any voting rights associated with the restricted common shares during the restriction period. In addition, any dividends or distributions paid with respect to the common shares underlying the restricted common shares will be held by the Company in escrow during the restriction period and, at the end of the restriction period, will be distributed or forfeited in the same manner as the restricted common shares with respect to which they were paid.

(4)

Effective June 24, 2014, Mr. Billman and Mr. Gilmore each received a special performance-based/time-vested restricted common share award covering 25,000 common shares which will fully vest if and when both of the following conditions are met: (a) the closing price of the Company’s common shares equals or exceeds $60.00 per share for 30 consecutive days during the five-year period ending on June 24, 2019; and (b) the NEO has continuously remained an employee of the Company or a subsidiary of the Company through June 24, 2019. Each NEO may exercise any voting rights associated with the performance-based/ time-vested restricted common shares during the restriction period. In addition, dividends will be accrued and paid in respect of the restricted common shares upon the vesting date, if the underlying restricted common shares vest. During the period they are held in escrow, the performance-based/time-vested restricted common shares may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the restrictions thereon have lapsed. The performance-based/time-vested restricted common shares will be forfeited if the performance-based vesting condition is not met by June 24, 2019 or if the NEO’s employment is terminated before June 24, 2019. If the NEO’s employment is terminated by the Company without “cause” after the performance condition has been met but before the time-based vesting condition has been met, the restricted common shares will be fully vested as of the date of termination.